Exhibit 4.24

Letter of entrustment and guarantee commitment

No.: 0360200111-2022 Fangcun (Bao) Zi No.0152

To Guangzhou Financing Reguarantee Co., LTD.:

Given the industrial and commercial bank of China co., LTD., Guangzhou fangcun branch (hereinafter referred to as “financial institutions”) will sign with the company the management fast loan contract (number: 0360200111-2022 (fangcun) bear fast loans-00045) (hereinafter referred to as the “loan contract”), financial institutions will provide the company with principal worth ten thousand yuan (lower case: selections 50L_ ten thousand yuan, capital amount is inconsistent, in capital amount) borrowing, loan term does not exceed 12 months. The Company hereby makes an irrevocable application and entrusts you to provide joint and several liability guarantee to financial institutions for the performance of the principal and interest repayment obligations stipulated in the Loan Contract. In order to clarify the relevant matters, the Company irrevocably makes the following confirmation and commitments:

Article 1 Content of the entrusted guarantee service

I. Scope of guarantee

The scope of your guarantee is 80% of the loan principal and normal interest (excluding penalty interest, compound interest and overdue interest) under the Loan Contract o. In case of default, Agree to your company guarantee compensation according to the industrial and commercial bank of China co., LTD., Guangzhou branch, your company, the highest compensatory limit (our company clear and agree to the entrusted guarantee into China industry and commerce, bank co., LTD., Guangzhou branch and your company, Guangdong wealth pratt & whitney finance (Guangdong) financing guarantee co., LTD., signed the “silver bear” total to total “batch guarantee to guarantee business cooperation agreement” (hereinafter referred to as “cooperation agreement”) under the batch guarantee products, Clearly and agree that you bear the maximum compensation of 3% of the cumulative guarantee amount under this product for the batch guarantee products under the Cooperation Agreement.

two, guaranty style

the joint liability guaranty.

three, guaranty period

Your guarantee period is three years from the date of expiration of each debt performance period under the loan contract of our financial institution. If the financial institution recovers the loan in advance in accordance with the provisions of the loan contract, the guarantee period shall be three years from the date on which the financial institution announces the early maturity of the loan.

The above guarantee scope, guarantee method, guarantee period and other guarantee matters shall be subject to the cooperation agreement signed between your company and a financial institution.

Article 2 Anti-guarantee measures

The Company undertakes that the guarantee measures provided by the Company to the financial institutions under the Loan Contract shall be provided to your Company simultaneously, and the relevant Anti-Guarantee Guarantee Commitment Letter shall be issued separately.

Article 3 The Commitments of the Company

In order to fully reflect the principle of risk equivalence, the Company makes special commitments to the guarantee behavior provided by your company as follows:

I. The company and the loan project meet the commitment of your access conditions

The Company and the loan project meet the access conditions provided by your company, Including: the small and micro enterprises in accordance with the provisions of the Notice on Printing and Printing the Classification Standards for Small and Medium-sized Enterprises (The Ministry of Industry and Information Technology [201U300) and the Notice on Printing and Printing the Regulations on the Supervision and Administration of Financing Guarantee Companies (The Banking and Insurance Regulatory Commission [2018] No.1), Including individual businesses, small and micro business owners, And farmers with the same scale as the former (including new agricultural subjects); The company has no malicious evasion of debts in the past two years, And the outstanding credit information reflected in the credit report two months before the financial institution is normal and there is no overdue situation; Under the Loan Contract, All guarantors who provide guarantee to financial institutions shall provide guarantee counter–guarantee to your company; Under the Loan Contract, The loan amount shall not exceed RMB 5 million (inclusive), The loan term is one year (inclusive), And the loan time occurred on the effective date (inclusive) of the cooperation agreement signed between your company and the financial institution.

The Company voluntarily undertakes the legal consequences of your failure to formally provide guarantee or no compensation in the case of breach of this commitment, and will not investigate your liability for breach of contract.

two, Strictly fulfill the obligations of the Loan Contract and guarantee the repayment ability

(one) The Company strictly performs the obligations agreed upon in the Loan Contract, guarantees to repay the principal and interest according to the way and term agreed upon in the Loan Contract, and guarantees to use the loan according to the purpose agreed upon in the Loan Contract.

(two) If the company needs to apply for a loan from a financial institution prior to the complete termination of your guarantee liability, it shall notify your company in advance and obtain your written consent.

three, Good faith commitment to provide information

(–) The materials provided by the Company include, but are not limited to, the following contents:

1、Enterprise credit certification materials: business license of enterprise legal person; identity certificate of legal representative, credit investigation report, etc.

2、 Information to prove the performance ability: credit investigation report, financial statements, etc.

3、Counterguarantee information: the subject information of the counterguarantee guarantor, the shareholders (association) where the legal person counterguarantee guarantor agrees to provide the guarantee and counterguarantee, and the resolution of the board of directors, etc.

4、 Legal authorization information of this letter under the signing of entrustment: legal and valid power of attorney or notarial certificate, and provide the principal information of the principal and the trustee, etc.

The above information promised to provide by the company is true, accurate, complete, legal and effective.

(–) The signature of the company on this letter, power of attorney and other complete texts has been authorized and agreed by the internal authority, which is voluntary and genuine.

(≡) The company agrees that your company will provide the company information of the People’s Bank of China and the credit authorities approved to establish the credit database / financial credit information database, the company and agrees to your company to the People’s Bank of China and credit credit department approved credit database / financial credit information database or relevant units and departments to query the credit status of the company. If the Company breaches the contract, your Company has the right to disclose the default information of the Company and provide the relevant information to the collection agency for the purpose of realizing the claims and security rights.

four, Counterguarantee commitment

The Company guarantees to provide the counterguarantee guarantor in accordance with the counterguarantee operation rules and requirements, and urge the counterguarantee guarantor to issue the Counterguarantee Guarantee Commitment Letter to your Company.

five, Expiration of the debt sex commitment

In order to facilitate your company to realize the rights, the company promises that your company has the option of implementation rights, if your company believes that through the enforcement of the notarization, the book is more conducive to realize the due rights, your company can be due to pay your company, the money to the date of the company has jurisdiction of the people’s court, apply for payment, or with the enforcement of notarial documents directly apply to the people’s court for compulsory execution.

Article 4 Guarantee service fee

The Company undertakes to pay the security premium to your Company as follows:

one, Guarantee fee

We guarantee to pay the guarantee premium to you before you formally provide the guarantee. warrant

Fee fee standard

: (1) Under the mode of revolving loan amount, guarantee fee = revolving loan amount * guarantee rate% *

Ring limit days / 365o (2) Under the non–revolving loan limit mode, guarantee fee = loan amount * guarantee rate% * loan days / 365.

The guarantee premium shall be paid to the following account of your company in a lump sum before the loan loan. If mentioned by our company

If you repay the principal and interest obligation before, or your company does not compensate according to the cooperation agreement or this letter, your company does not need to refund the guarantee premium.

two, collecting account

rd account name:	Guangzhou Financing Reguarantee Co., LTD

Bank: Industrial	and Commercial Bank of China South Sub–branch

Account No.: [*]

Article 5 Preconditions for your company to formally provide the guarantee

The Company confirms and undertakes that you are responsible only after all the following conditions are achieved

The company formally provides the guarantee to the financial institution and then begins to assume the guarantee liability, otherwise, your company even if 、 The cooperation agreement with the financial institution still has the right not to provide guarantee and need not bear the liability for breach of contract to the

Company:	>

I. In paragraph 1 of Article 3 of this letter, the company and the loan project shall meet the access requirements of your company;

two,This letter has in effect;

three, The guarantee and counter–guarantee measures provided by the Company to the financial institution under the Loan Contract are provided to your Company simultaneously, and the Letter of counter-Guarantee Commitment has all come into effect;

four, The Company has paid to you all the security premiums agreed in this letter.

Your company has the right to decide whether and when to provide a guarantee to a financial institution. You have the right to provide a guarantee to the financial institution even if the above conditions are not achieved.

Article 6. Obligations of the Company

one, Inform you of the performance of the Loan Contract.

two, Consciously accept and actively cooperate with your company in the inspection and supervision of the company’s production and operation, financial activities and the use of funds, and the company’s performance of the Loan Contract.

three, If the Company provides significant guarantee for the debts of a third party (the guarantee amount accounts for 30% or more of the net assets of the Company), it shall notify your company in advance and obtain your written consent. If the Company provides guarantee for the debts of a third party (the guarantee amount is less than 30% of the net assets of the Company), it shall notify you in advance.

four, During the period of validity of this letter, the company if production, closure, cancelled registration, revoked business license, legal representative or principal engaged in illegal activities, involving major, litigation and other activities, serious difficulties, financial situation and so on, this, the company must immediately notify your company in writing, and according to the requirements of your company for the company guaranteed debt repayment and counterguarantee.

five, During the validity period of this letter, if the company has the contracting, shareholding reform, joint venture, merger, merger, division, joint venture, (by) application for suspension of rectification, application for dissolution, (by)

The Company must mention circumstances such as bankruptcy filing sufficient to affect the performance of its secured debts / obligations

Notice to your company in writing 30 days before, with the written consent of your company, and press expensive

The Company requires the repayment of your debts secured by the Company.

six, The counter–guarantor shall stop production, close business, cancel registration, be business license revoked or break

Production, cancellation and loss of operation, partial or all loss of the guarantee capacity, the company Guarantee to timely provide other guarantees recognized by your company.

seven, During the validity period of this letter, the company’s name, legal representative (responsible person),

The Company must change its domicile, business scope, registered capital and other matters

Notice to your company in writing within 5 working days from the date.

eight, If the Company and the financial institution reach any new commitment without your written consent

Nuo, your company does not assume the guarantee liability for the aggravation of the company’s debt, but your company and

For cooperation signed by financial institutions.	:L

nine, Without the separate written consent of your company, the company promises not to make the enterprise assets free or

Transfer to a third party at an unreasonable low price, otherwise, your company has the right to apply to the court for cancellation of the above lines ”

Exercise the right of recourse for or directly to the transferee of the asset or the new subject after the transfer, merger or division.

two

X. After making compensation or compensation to the financial institution, your Company has the right to enjoy it to the Company

The creditor’s rights and all the corresponding security rights are transferred to a third party without the consent of the Company.our company

To confirm this and promise: 1. Do not transfer the third creditor’s rights to your company	/

People raise any defense; 2, even if there are such defense rights, the company is clear and clear	L

The place shall be abandoned; 3, the company will unconditionally accept the third of the claims as agreed herein	¥

The person shall be liable for the repayment of debts.

Article 7 Preconditions for your company’s compensation

The Company undertakes and confirms that only after all the following conditions are fulfilled, you shall have the right not to compensate and shall not be liable for breach of contract to the Company:

one, Your company has officially provided the guarantee for the company to the financial institution, that is, in article 5 of this letter, the conditions for the formal guarantee of your company have been fully achieved;

two, The financial institution has filed the guarantee project with your company according to the requirements of the cooperation agreement;

three,The loan project is more than 30 days overdue (inclusive) overdue. The Company undertakes and confirms that you have the liability for breach of contract under any of the following circumstances:

1.	Failure to meet the conditions for compensation stipulated in paragraph

1	of this Article;

The Company is aware of and confirms the cooperation agreement between your Company and financial institutions, Including the project compensation conditions, Application for compensation, examination and approval, and order, Maximum compensation limit, And the relevant filing process of financial institutions on borrowing projects to your company, And to undertake the untimely, accurate and complete filing of financial institutions, The financial institution does not apply for compensation according to the cooperation agreement, The loan project does not meet the compensation conditions agreed upon in the cooperation agreement, Over the maximum compensation limit when applying for compensation, The financial institution fills in and witnesses the fault of this Agreement and the Letter of Coun–Guarantee, Thus, the project cannot be compensated by your company and the guarantee premium does not need to refund the legal consequences. If your company compensates to the financial institution without complying with the compensation premise of this Treaty, it shall still have the right to recover from the Company, and the Company will not defend it accordingly.

Article 8. Compensation and Recovery

1.	If the company fails to perform the obligations stipulated in the Loan Contract, then in the financial institution (package

Including the successor of its rights, the same below in this article) claims the right of guarantee guarantee, your company can follow

Compensation shall be postponed when the cooperation agreement signed by a financial institution compensates or reaches the upper limit of compensation agreed in the cooperation agreement.

two, After the compensation or compensation from the financial institution, your Company shall have the right to recover all the following expenses from the Company:

(one) All payments made by your company for the guarantee liability;

(two) All payments made by your company for liability for compensation;

(three) The interest on the compensation (compensation) paid by your company is, that is, from the date of your compensation (compensation), the compensation (compensation) shall be calculated at 30,000 per day, and the company pays the compensation (compensation) to your company;

(four) The expenses paid by your company to realize the right of recovery, including legal costs, property preservation fees, insurance premium for litigation property preservation insurance or premium for litigation property preservation, execution fee, announcement fee, notary fee, attorney’s fee, etc.

three, Your company has the right to exercise the right of recourse to the Company while assuming the guarantee (or indemnity) liability, and may choose at the same time to exercise the countersecurity right until the recovery of all the expenses stipulated in Item 2 of this article.

four, If you are liable for the guarantee (or indemnity), the Company shall pay the amount stated in the notice within 3 working days from the receipt of the notice in writing to the notice.

five, Your company, however, shall have the absolute right of recourse against the Company and its successors and assigns, and shall not be affected by the Company’s acceptance of any instructions from the superior unit and any contracts or documents signed by the Company and any unit.

Vi. In view of your company’s joint and several liability guarantee for the company to the financial institution, no matter whether or how you ask the other parties to share the liability, it will not affect the total amount of compensation (compensation) and all the funds and expenses agreed in item 2 of this article.

7.	After your company assumes the responsibility to the other entitled entities except for the financial institutions, the Company undertakes to pay the relevant funds to your company.

Article 9. Settlement of disputes

All disputes arising from this letter shall be settled by the parties through negotiation, and either party may file a lawsuit with your company or the court of our domicile.

Article 10 This letter shall come into force

This letter is signed by the company with its official seal or by the legal representative (or authorized agent)

(Or seal). After this letter becomes effective, all confirmation matters and commitments of the letter cannot be modified or revoked without the written consent of your company.

Article 11 Other

one, This letter is made in duplicate, with each financial institution and your company holding one copy, and each copy having the same legal effect.

two, The days of the time period in this letter, except for the stated working days, all refer to the Gregorian calendar days, including the rest days and statutory holidays stipulated by the state.

three, Address service terms

The Company confirms the following service address and legal consequences of various notices, agreements and other documents in the event of a dispute with your company recognize:

(one) The scope of use of the service address includes all kinds of notices, agreements and other documents at the time of non–litigation, as well as the service of relevant documents and legal documents in the dispute with your company, including the service of the first instance, second instance, retrial and execution procedure after the dispute enters the civil procedure.

(two) The service address shall be notified to you in writing within 5 working days. If the Company fails to perform the notification obligation in the foregoing manner, the service address confirmed in this letter shall still be regarded as the valid service address.

(three) The company confirms that the valid service address is: Guangzhou Avenue,

Yuexiu District, Guangzhou city

Cut _, the contact person is: “lose, contact” ” / waterlogging street can Guarantee Applicant (borrower): Guangzhou Shuzhi Communication Culture Co., Ltd. (seal)

‘is sufficient / signature date: “year, month” day

Financial institution witness: Name: Station General Manager, ID number: is. 23